FOR IMMEDIATE RELEASE               Contact:  Christopher F. Wolf
January 11, 1999                              Swank, Inc.
                                              Attleboro, MA 02703
                                              (508) 222-3400



                           SWANK, INC.
                    ATTLEBORO, MASSACHUSETTS

SWANK, INC.  ANNOUNCES FORMATION OF JOINT VENTURE IN COSTA RICA


          John Tulin, President of Swank, Inc. (NASDAQ:SNKI), announced today that the Company and Garnier & Garnier, S.A. of
San Jose, Costa  Rica  have formed a   joint  venture  for  the
manufacture in Costa Rica of jewelry and belts for Swank. Swank has invested cash, equipment and inventory, which includes raw materials for both the jewelry and belt operations. Garnier & Garnier and its wholly-owned subsidiary, Manufacturera J.P. Nina, S.A., have contributed the inventory and equipment of an existing jewelry manufacturing business which has been one of Swank's suppliers for some time.

              Mr. Tulin stated that "Swank's investment in exchange for 65% of the shares of the joint venture company, Joyas y Cueros de Costa Rica, S.A. ("Joyas y Cueros"), represents a major strategic initiative to improve Swank's competitive position in the global marketplace. Initially, we intend that Joyas y Cueros will not only continue to manufacture jewelry for Swank, but will also replace or supplement other off-shore sources and respond to new market opportunities as they arise. Belt manufacturing operations should commence in mid 1999. We feel that Swank's investment provides an outstanding opportunity to obtain products at competitive costs while substantially improving Swank's control over several factors important in any sourcing arrangement, including product quality, timely delivery, exclusivity and improved responsiveness to changes in the retail marketplace. In determining to move forward with this project, we were pleased that we were able to partner with the Garnier Group, which is active in a variety of industries in Costa Rica and provides significant local expertise. We were also quite impressed with Costa Rica's favorable business environment, its generally well educated work force and its relative geographic proximity to the U.S. "

          Swank   manufactures  and  markets  men's  and  women's
jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names "Geoffrey Beene", "Pierre Cardin", "Claiborne", "Kenneth Cole", "Yves Saint Laurent", "Colours by Alexander Julian", "Swank", "Anne Klein", "Anne Klein II" and "Guess?" among others. Swank also manufactures jewelry and leather items for distribution under private labels.

          This press release contains certain forward looking statements which are based upon current expectations and involve certain risks and uncertainties. These statements and the Company's actual results may be impacted by various factors, risks and uncertainties, including sales patterns, general economic and business conditions, competition, pricing, and consumer buying trends.

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